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                                                                    EXHIBIT 10.9



                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT ("Agreement") is effective January 1, 1997, and entered into as of this 28th day of July 1997, by and between Willis Aeronautical Services, Inc. ("WASI") ("Employer" or "Company"), a California corporation, and Edwin Dibble (hereinafter referred to as "Employee");

        WHEREAS, Employer possesses valuable skills, experience and unique business knowledge about the operation of the Company's business; and

        WHEREAS, the Company desires to ensure that Employee will continue to make his skills, experience and knowledge available to the Company in the operation of its business;

        NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, Employer and Employee agree as follows:

        1. Employment Period. The Company hereby employs the Employee and the Employee hereby accepts employment with the Company for a period of five (5) years beginning on January , 1997 and extending through December 1, 2002 (the "Employment Period"), unless Employee is terminated prior thereto as herein provided.

        2. Duties of Employee. The Employee shall serve as President of the Company, effective May 14, 1997. Consistent with his position as President, the Employee shall perform all services and do all things necessary or advisable to manage and conduct the operations and day-today business of the Company and shall perform such other duties and undertake responsibilities as are reasonably assigned to him by the Board of Directors of the Company (the "Board"), subject always to the authority of the Board. Without limiting the foregoing, the Employee's duties shall include, but not be limited to, (i) marketing, (ii) general bookkeeping, (iii) managing the Company's employees, (iv) preparing the Company's business plan, (v) preparing the Company's pro forma profit and loss statement, balance sheet and cash flow projections for the period ending each calendar year (presented on a quarterly basis), (vi) preparing the Company's expense budget, and (vii) applying for local permits and business licenses. The Employee shall have the powers and authorities as may be needed to carry out his duties. He shall devote his full time, ability, attention and best efforts to the business of the Company during regular business hours during the Employment Period, and shall act at all times in accordance with what he reasonably believes is in the best interests of the Company. Any consulting fees earned by the Employee during the Employment Period shall be contributed to the Company.

        3. Compensation. During the Employment Period, Employer agrees to provide Employee with the following compensation:

                (A) Salary. As compensation for his services hereunder, the Employee shall receive a base salary (the "Base Salary") of One Hundred Thousand Dollars ($100,000.00) per annum, to be paid not less frequently than monthly in accordance with Employer's usual


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payroll practices. The Base Salary may be increased or decreased subject to
Company profitability and cash needs, at to end of each twelve (12) month period (or other more frequent intervals) by the Board consistent with the Employee's performance and the Company's policy regarding increases in officer compensation established from time to time by the Board.

                (B) Bonus. Upon the attainment of performance objectives established by the Board, the Employee shall be entitled to receive an annual cash bonus equal to fifteen (15%) of the Company's pre-tax net income net of such bonus.

        4. Fringe Benefits. During the Employment Period, Employer agrees to provide Employee with the following fringe benefits:

                (A) Business Expense Reimbursement. Employee shall be authorized to incur reasonable business expenses in performing his duties under this Agreement, including, but not limited to, expenses for entertainment, long distance telephone calls, lodging, meals, air fare, transportation and travel. Employer will reimburse Employee for all such reasonable expenses upon presentation by Employee, from time to time, of an itemized account or other appropriate documentation of such expenses.

                (B) Vacation. Employee shall be entitled to four (4) weeks of paid vacation during each Employment; provided, however, that Employer and Employee must mutually agree as to the time during any Employment Year when such vacation may be taken.

                (C) Benefits. Employee will be eligible to participate in benefit plans or programs and policies provided to other Employer employees of similar status, on the terms and conditions existing, and as may be changed from time to time, for participation in those plans, programs and policies, such terms and conditions to be similar to those provided to employees of Willis Lease Finance Corporation. The Employee may receive such other and additional benefits as the Board in its discretion may determine from time to time.

        5.      Termination.

                (A) Company Termination for Cause. Notwithstanding anything to the contrary herein, the Employee's employment under this Agreement may be terminated by the Board at any time effective upon delivery of written notice to the Employee, if any of the following events occur:

                        (i) The Employee is found guilty of serious, criminal misconduct by a court of competent jurisdiction; acts or fails to act in reckless or willful disregard of lawful instructions given under authority of the Board; engages in acts of gross misconduct; or misuses corporate funds.

                        (ii) The Employee materially breaches any of his obligations under this Agreement or the Shareholders' Agreement dated as of October 1, 1994 among the Charles F. Willis Company, Edwin Dibble, Vicki L. Sherrill-Dibble and the Company (the "Shareholders' Agreement"), and fails to correct the same within thirty (30) days or delivery of written notice thereof to the Employee by the Company.



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                The notice of termination shall specify that the termination is pursuant to this Section 5, and the Employee shall be entitled to a full hearing before the entire Board at a Board meeting held within ten (10) days of receipt by the Employee of his notice of termination. Upon termination under this
Section 5, all compensation and benefits (except the ability to exercise options or other types of equity incentives, if any, to the extent vested, for one (1) month after the effective date of termination) shall immediately cease; provided that the Company shall pay the Employee's Base Salary through the effective date of termination.

                (B) Termination Without Cause By Company. The Company may terminate the employment of the Employee under this Agreement, for any reason or for no reason, by giving at least sixty (60) days prior written notice of the effective date of termination to the Employee; provided that, upon any such termination under this Section, the parties agree that the Company shall pay the Employee's Base Salary through the effective date of termination and the Company shall make a cash payment to the Employee equal to two (2) months of the Employee's then Base Salary within thirty (30) days of the effective date of termination. In addition to the foregoing, the Company shall:

                        (i) pay the Employee any annual bonuses which would have been earned in connection with services performed under this Agreement prior to termination, prorated accordingly for the portion of the year during which such services were rendered; and

                        (ii) obtain mutual agreement with the Employee on any and all statements that may be issued regarding the reasons for termination.

                Any material and adverse change in the Employee's responsibilities specified hereunder unless otherwise agreed to by the Employee shall be deemed to be a termination under this Section 5. B, unless cured within thirty (30) days of receipt by the Company of written notice from the Employee specifying such change in responsibility.

                Unless the Company provides the Employee with written notice or termination under this Section 5. B sixty (60) days prior to the expiration of the Employment Period, this Agreement shall automatically be extended for one year. If such notice of termination is given and this Agreement is not extended beyond the Employment Period, it shall be deemed terminated as of the expiration of the Employment Period or such earlier date as specified in the notice of termination under this Section 5. B, and the Employee shall be entitled to all the benefits provided in this Section 5. B. Termination under this Section 5. B shall be deemed a termination "without cause" for purposes of this Agreement.

                (C) Termination Without Cause By the Employee. A termination of his employment by the Employee, other than as a result or the breach of this Agreement by the Company, shall entitle the Employee to no further salary or benefits.

                (D) Death or Disability. If the Employee shall die or shall be disabled by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than twelve (12) months that would render the Employee unable to perform the services being performed by the Employee for the Company



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prior to the occurrence of the disability as described, this Agreement shall be deemed terminated as of the date of death or determination of the disability as described above. Upon any such termination under this Section, the parties agree that the Company shall make a cash payment payable in monthly installments to the Employee or the Employee's estate equal to half of the Employee's then current annual Base Salary through the remainder of the Employment Term. In addition, the Company shall pay the Employee's wife, or if he has no wife, his estate, any bonus and/or other income Employee has earned through the date of termination but has not been paid, including but not limited to accrued bonus from any prior years.

        5. Merger or Other Change in Control. Employee shall have the right to terminate this Agreement for Cause at any time within ninety (90) days after completion of a Change in Control of the Company. A Change of Control is deemed to have occurred after the completion of (i) a merger of the Company with any other corporation as a result of which the shareholders of the Company immediately prior to such merger fail to win at least a majority of the voting securities of the surviving corporation in such merger immediately after the merger, and members of the Board of Directors of the Company, elected by the shareholders of the Company, fail to constitute a majority of the Board of Directors of the surviving corporation following completion of the merger, or
(ii) a sale of all or substantially all of the assets of the Company to another corporation, if (x) a majority of the directors of the ultimate parent of the purchase immediately following the purchase and sale were not members of the Board of Directors of the Company immediately prior to such sale, and (y) shareholders of the Company immediately prior to such sale do not hold a majority of the voting securities of the ultimate parent of the purchasing corporation following completion of such sale, or (iii) a purchase by another person, firm or corporation of a majority of the voting securities of the Company elected by the shareholders of the Company (other than such purchaser) fail to constitute a majority of the Board of Directors of the Company. Employer and Employee agree that, in the event Employee terminates this Agreement pursuant to this paragraph 5, Employee shall receive the equivalent of six (6) months Base Salary.

        6. Maintenance of Confidentiality and Duty of Loyalty. Employee acknowledges that, pursuant to his employment with Employer, he will necessarily have access to trade secrets and information that is confidential and proprietary to Employer in connection with the performance of his duties. In consideration for the disclosure to Employee of, and the grant to Employee of access to such valuable and confidential information and in consideration of his employment, Employee shall comply in all respects with the provisions of this
Section 7.

                (A) Nondisclosure. During the Employment Period and thereafter, Confidential and Proprietary Information of Employer of which Employee gains knowledge during the Employment Period or prior thereto in connection with his hiring shall be used by Employee only for the benefit of Employer in connection with Employee's performance of his employment duties, and Employee shall not, and shall not allow any other person that gains access to such information in any manner or form, disclose, communicate, divulge or otherwise make available, or use any such information, other than for the immediate benefit of Employer and without the prior written consent of Employer. For purposes of this Agreement, the term "Confidential and Proprietary Information" means information not generally known to the public and which is proprietary to Employer and relates to Employer's existing or reasonably foreseeable



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business or operations, including but not limited to trade secrets, business plans, advertising or public relations strategies, financial information, budgets, personnel information, customer information and lists, and information pertaining to research, development, manufacturing, engineering, processing, product designs (whether or not patented or patentable), purchasing and licensing, and may be embodied in reports or other writings or in blue prints or in other tangible forms such as equipment and models. Employee will refrain from any acts or omissions that would jeopardize the confidentiality or reduce the value of any Employer Confidential and Proprietary Information.

                (B) Covenant of Loyalty. During the Employment Period and for any period Employee is receiving compensation from Employer, Employee shall not, on his own account or as an employee, agent, promoter, consultant, partner, officer, director, or shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in any business in the continental United States that is in any way competitive with or similar to the business that is conducted by Employer or is in the same general field or industry as Employer.

Without limiting the generality of the foregoing, Employee does hereby covenant not to, during the Employment Period and for any period that he is receiving compensation from Employer:

        (i) solicit, accept or receive any compensation from any customer of Employer or any business competitive to that of Employer; or

        (ii) contact, solicit or call upon any customer or supplier of Employer on behalf of any person or entity other than Employer for the purpose of selling, providing or performing any services of the type normally provided or performed by Employer; or

        (iii) induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity had with Employer; or

        (iv) induce or attempt to induce any person or entity to terminate, cancel or breach any contract which such person or entity has with Employer, or receive or accept any benefits from such termination, cancellation or breach.

                (C) No Solicitation. During the Employment Period, during any period Employee is receiving compensation from Employer and for one year thereafter, Employee agrees not directly or indirectly to solicit, induce or attempt to solicit or induce any employee of Employer to terminate his or her employment with Employer in order to become employed by any other person or entity.

                (D) Injunctive Relief. Employee expressly agrees that the covenants set forth in this Section 7 are reasonable and necessary to protect Employer and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential and Proprietary Information to competitors of Employer. Employee also agrees that Employer will be irreparably harmed and that damages alone cannot adequately compensate Employer if there is a violation of



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this Section 7 by Employee, and that injunctive relief against Employee is essential for the protection of Employer. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, Employer shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys' feet actually incurred for the securing of such relief. Furthermore, Employee agrees that Employer shall not be required to post a bond or other collateral security with the court if Employer seeks injunctive relief to the extent any provision of this Section 7 is deemed unenforceable by virtue of its scope or limitation. Employee and Employer agree that the scope and limitation provisions shall nevertheless be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction where enforcement is sought.

        7. Notices. Any notice which either party may wish or be required to give to the other party pursuant to this Agreement shall be in writing and shall be either personally served or deposited in the United States mail, registered or certified and with proper postage prepaid, addressed as follows:

        To Employer: Willis Aeronautical Services, Inc.
                c/o Willis Lease Finance Corporation
                Charles F. Willis, President and CEO
                180 Harbor Drive, Suite 200
                Sausalito, CA 94965

        To Employee:  Ted Dibble
                648 Port Drive
                San Mateo, CA 94404

or to such other address as the parties may designate from time to time by written notice to the other party given in the above manner. Notice given by personal service shall be deemed effective upon service. Notice given by registered or certified mail shall be deemed effective three (3) days after deposit in the mail.

        8.   Miscellaneous.

                (A) Modifications. This Agreement supersedes all prior agreements and understandings between the parties relating to the employment of Employee by Employer, and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any other provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

                (B) Enforceability and Severability. If any term of this Agreement is deemed void, voidable, invalid or unenforceable for any reason, such term shall be deemed severable from all other terms of this Agreement, which shall continue in full force and effect.

                (C) Prior Obligations of Employee. Employee represents and warrants that by entering this Agreement he is not breaching any contractual relationship or obligation toward any person or entity. Furthermore, he understands that Employer is hiring him solely for



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the purpose of engaging his skill and expertise and not to acquire trade secrets or confidential information belonging to any other person or entity. Employee further understands that he is prohibited from disclosing such trade secrets and proprietary information to Employer.

                (D) Arbitration. Any disputes or controversy between the parties to this Agreement, including allegations of fraud and misrepresentation, arising from or as a result of this Agreement, the resulting business dealings between Employer and Employee, Employee's employment or the termination thereof, including any claims of discrimination or other claims under any federal, state, or local law or regulation now in existence or hereinafter enacted concerning in any way the subject of Employee's employment with Employer or its termination, shall be resolved, after the parties attempt informal resolution, exclusively by arbitration in accordance with the Rules and Regulations of the American Arbitration Association. All Arbitration hearings shall be held in San Francisco County, California within one hundred twenty (120) days from the date Arbitration is demanded by any of the parties and the Arbitrator shall render his/her written decision within thirty (30) days after the Arbitration hearing has concluded. The decision of the Arbitrator shall be final and binding on all parties, and may be entered as judgment by any party with any federal or state court of competent jurisdiction. The parties to the Arbitration hearing shall share any filing fees and Arbitrator's fees which must be paid in advance of the hearing equally; however, as set forth below the prevailing party shall be entitled to recover from the losing party all costs that it has incurred as a result of the Arbitration hearing, including fees paid to the arbitrator, travel costs and attorneys' fees. This provision shall not alter the rights of the parties to seek and obtain the provisional equitable remedies provided under any applicable state or federal law. Employee represents, by his signature, that he is making a voluntary and knowing waiver of his right to pursue any and all employment-related claims in court.

                (E) Successors. This Agreement shall extend to and be binding upon Employee, his legal representatives, heirs and distributees, and upon Employer, its successors and assigns.

                (F) Governing Law. This Agreement and all remedies hereunder shall be construed and enforced in accordance with the laws of the State of California.

                (G) Jurisdiction; Venue; Attorneys' Fees. The parties do hereby agree and submit to personal jurisdiction in the State of California for the purposes of any proceedings brought to enforce or construe the terms of this Agreement or to resolve any dispute or controversy arising under, as a result of, or in connection with this Agreement, and do hereby agree and stipulate that any such proceedings shall be venued and held in San Francisco County, California. The prevailing party in any such proceeding shall be entitled to recover from the losing party all costs that it has incurred as a result of such proceeding including but not limited to all travel costs and attorneys' fees.

                (H) Effective Date. This Agreement shall be effective as of January 1, 1997.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first set forth above.




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Employer

      WILLIS AERONAUTICAL SERVICES, INC.


BY: __________________________________________
      Charles F. Willis, Chairman

Employee:


----------------------------------------------
      EDWIN DIBBLE, President











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